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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ---------------------

                                   FORM 10-Q

(MARK ONE)
[X]          QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                      FOR THE QUARTER ENDED MARCH 31, 2000

                                       OR

[ ]         TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

           FOR THE TRANSITION PERIOD FROM             TO

                       COMMISSION FILE NUMBER: 000-26873

                              DIGEX, INCORPORATED
             (Exact name of registrant as specified in its charter)

                  DELAWARE                                      59-3582217
       (State or other jurisdiction of                       (I.R.S. Employer
       incorporation or organization)                     Identification Number)

                                ONE DIGEX PLAZA
                              BELTSVILLE, MD 20705
                    (Address of principal executive offices)

                                 (240) 264-2000
                                Telephone Number

     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days: Yes [X] No [ ]

     As of April 30, 2000, there were 24,150,000 and 39,350,000 shares of the Registrant's Class A and Class B Common Stock outstanding, respectively.

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

                              DIGEX, INCORPORATED
                                     INDEX

                                                                                          PAGE
                                                                                          NO.
                                                                                          ----
                                PART I. FINANCIAL INFORMATION

Item 1   Financial Statements (Unaudited):
         Condensed Statements of Operations -- Three months ended March 31, 2000 and
           1999.........................................................................    1
         Condensed Balance Sheets -- March 31, 2000 and December 31, 1999...............    2
         Condensed Statements of Cash Flows -- Three months ended March 31, 2000 and
           1999.........................................................................    3
         Notes to Condensed Financial Statements........................................    4
Item 2   Management's Discussion and Analysis of Financial Condition and Results of
           Operations...................................................................    7
Item 3   Quantitative and Qualitative Disclosures about Market Risk.....................   11

                                  PART II. OTHER INFORMATION

Item 1   Legal Proceedings..............................................................   12
Item 2   Changes in Securities and Use of Proceeds......................................   12
Item 3   Defaults Upon Senior Securities................................................   12
Item 4   Submission of Matters to a Vote of Security Holders............................   12
Item 5   Other Information..............................................................   12
Item 6   Exhibits and Reports on Form 8-K...............................................   12
         Signatures.....................................................................   14

                         PART 1: FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

                                  DIGEX, INCORPORATED

                          CONDENSED STATEMENTS OF OPERATIONS
           UNAUDITED (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                 THREE MONTHS ENDED
                                                                      MARCH 31,
                                                              -------------------------
                                                                 2000          1999
                                                              -----------   -----------
Revenues....................................................  $    27,974   $     9,392
Costs and expenses:
  Cost of operations........................................        3,940         1,652
  Cost of services..........................................       11,396         3,952
  Selling, general and administrative.......................       27,776         8,069
  Deferred compensation.....................................          994            --
  Depreciation and amortization.............................       12,571         4,314
                                                              -----------   -----------
Total costs and expenses....................................       56,677        17,987
                                                              -----------   -----------
Loss from operations........................................      (28,703)       (8,595)
Other income (expense):
  Interest expense..........................................         (443)           --
  Interest and other income.................................        3,500            --
                                                              -----------   -----------
Net loss....................................................  $   (25,646)  $    (8,595)
                                                              ===========   ===========
Net loss per common share -- basic and diluted..............  $     (0.41)  $     (0.17)
                                                              ===========   ===========
Shares used in computing basic and diluted net loss per
  share.....................................................   62,620,879    50,000,000
                                                              ===========   ===========

           See accompanying notes to condensed financial statements.

                              DIGEX, INCORPORATED

                            CONDENSED BALANCE SHEETS
                (AMOUNTS IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                                              MARCH 31, 2000   DECEMBER 31, 1999
                                                              --------------   -----------------
                                                               (UNAUDITED)
                                             ASSETS

Current assets:
  Cash and cash equivalents.................................   $   283,340        $    88,778
  Accounts receivable, net of allowance of $3,234 and $4,362
     in 2000 and 1999, respectively.........................        23,006             17,271
  Due from Intermedia.......................................            --              3,110
  Prepaid expenses and other current assets.................         2,081              1,496
                                                               -----------        -----------
          Total current assets..............................       308,427            110,655
                                                               -----------        -----------
Property and equipment, net.................................       228,024            205,903
Intangible assets, net......................................        26,215             27,213
Other assets................................................           689                538
                                                               -----------        -----------
          Total assets......................................   $   563,355        $   344,309
                                                               ===========        ===========

                              LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable and accrued expenses.....................   $    17,840        $    33,619
  Due to Intermedia.........................................         2,664                 --
  Deferred revenue..........................................            56                222
  Current portion of note payable...........................         2,636              1,235
  Current portion of capital lease obligations..............         1,095                801
                                                               -----------        -----------
          Total current liabilities.........................        24,291             35,877
Note payable................................................         1,334              2,477
Capital lease obligations...................................        15,475             15,766
                                                               -----------        -----------
          Total liabilities.................................        41,100             54,120
                                                               -----------        -----------
Stockholders' equity:
  Preferred stock, $.01 par value; 5,000,000 shares
     authorized; 100,000 designated as Series A Convertible;
     100,000 shares issued and outstanding..................             1                 --
  Class A common stock, $.01 par value; 100,000,000 shares
     authorized; 24,150,000 and 11,500,000 shares issued and
     outstanding in 2000 and 1999, respectively.............           242                115
  Class B common stock, $.01 par value; 50,000,000 shares
     authorized; 39,350,000 and 50,000,000 shares issued and
     outstanding in 2000 and 1999, respectively.............           393                500
  Additional paid-in capital................................       612,566            354,553
  Accumulated deficit.......................................       (78,414)           (52,768)
  Deferred compensation.....................................       (12,533)           (12,211)
                                                               -----------        -----------
          Total stockholders' equity........................       522,255            290,189
                                                               -----------        -----------
          Total liabilities and stockholders' equity........   $   563,355        $   344,309
                                                               ===========        ===========

           See accompanying notes to condensed financial statements.

                              DIGEX, INCORPORATED

                       CONDENSED STATEMENTS OF CASH FLOWS
                        UNAUDITED (AMOUNTS IN THOUSANDS)

                                                                THREE MONTHS ENDED
                                                                    MARCH 31,
                                                              ----------------------
                                                                 2000        1999
                                                              ----------   ---------
OPERATING ACTIVITIES:
  Net loss..................................................  $  (25,646)  $  (8,595)
  Adjustments to reconcile net loss to cash used in
     operating activities:
     Depreciation and amortization..........................      12,571       4,314
     Provision for doubtful accounts........................       1,990         253
     Amortization of deferred compensation..................         994          --
     Loss on sale/disposals of telecommunications
      equipment.............................................         196          --
     Accretion of interest on long-term note payable and
      capital leases........................................         230          --
  Changes in operating assets and liabilities:
     Accounts receivable....................................      (7,725)     (2,288)
     Prepaid expenses and other current assets..............        (585)       (183)
     Other assets...........................................        (151)         (5)
     Accounts payable, accrued expenses and other
      liabilities...........................................     (15,613)     (1,532)
     Due from Parent........................................       5,774          --
     Deferred revenue.......................................        (166)         --
                                                              ----------   ---------
  Net cash used in operating activities.....................     (28,131)     (8,036)
INVESTING ACTIVITIES:
  Purchases of property and equipment.......................     (33,847)    (32,001)
                                                              ----------   ---------
  Net cash used in investing activities.....................     (33,847)    (32,001)
FINANCING ACTIVITIES:
  Principal payments on long-term note payable and capital
     leases.................................................        (135)         --
  Proceeds from subsequent public offering, net of issuance
     costs..................................................     171,675          --
  Proceeds from issuance of preferred stock.................      85,000          --
  Net contributions from Intermedia.........................          --      40,037
                                                              ----------   ---------
  Net cash provided by financing activities.................     256,540      40,037
  Net increase in cash and cash equivalents.................     194,562          --
  Cash and cash equivalents at beginning of the period......      88,778          --
                                                              ----------   ---------
  Cash and cash equivalents at end of period................  $  283,340   $      --
                                                              ==========   =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Interest Paid.............................................  $      443   $      --

           See accompanying notes to condensed financial statements.

                              DIGEX, INCORPORATED

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. ORGANIZATION

     Digex, Incorporated ("Digex") was incorporated on April 26, 1999, under the laws of the State of Delaware. Digex's business was operated as the Web site hosting unit of Intermedia Communications Inc. ("Intermedia") since its acquisition by Intermedia on July 7, 1997. On that date, Intermedia acquired Business Internet, Inc. (previously known as DIGEX, Incorporated), including the Web site hosting unit (the "Predecessor"), in a business combination accounted for as a purchase. The Web site hosting unit presented in the accompanying financial statements had no legal status or existence prior to the incorporation of Digex on April 26, 1999. Prior to April 30, 1999, the Registrant had no assets or liabilities.

     Digex's operations began in January 1996 to provide managed Web hosting services, principally to Fortune 2000 companies. Digex's services include implementing and maintaining secure, scaleable, high-performance Web sites on the Internet 24 hours a day. In addition, Digex provides a comprehensive suite of Web management services, including business process solutions and value-added testing services directed toward improving its customers' overall Internet performance.

2. BASIS OF PRESENTATION

     The accompanying condensed interim financial statements have been prepared by Digex, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (the "Commission"). Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles ("GAAP") have been omitted pursuant to such rules and regulations. The unaudited condensed interim financial statements should be read in conjunction with the financial statements, notes thereto and other information included in the Form 10-K of Digex for the year ended December 31, 1999.

     The accompanying unaudited condensed interim financial statements reflect, in the opinion of management, all adjustments, which are of a normal and recurring nature, necessary for a fair presentation of the financial condition and results of operations and cash flows for the periods presented. The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions. Such estimates and assumptions affect the reported amounts of assets and liabilities, as well as the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. The results of operations for the interim periods are not necessarily indicative of the results for the entire year.

     The financial statements for periods prior to April 30, 1999 represent the carved-out operations of the managed Web site and application hosting unit of Intermedia. Digex's accumulated deficit of $78.4 million arose after April 30, 1999. Accumulated losses and capital contributions from Intermedia were included in owner's net investment prior to April 30, 1999 and were transferred to additional paid-in capital upon the capitalization of Digex. Intermedia contributed approximately $115.1 million in assets and certain liabilities on April 30, 1999. Intermedia also contributed additional capital of $48.1 million to Digex beginning May 1 through August 4, 1999, principally by way of contributions of telecommunications assets. These contributions were accounted for at Intermedia's underlying book values on the date of contribution.

3. STOCKHOLDERS' EQUITY

     On January 12, 2000, Digex sold 100,000 shares of its preferred stock, designated as Series A Convertible Preferred Stock (the "Preferred Stock"), with detachable warrants to purchase 1,065,000 shares of its Class A Common Stock (the "Warrants"), for an aggregate of $100.0 million, of which $15.0 million was in the form of equipment purchase credits. The credit is netted against equity as of March 31, 2000. The Preferred Stock has an aggregate liquidation preference of $100.0 million, and is convertible into approximately

                              DIGEX, INCORPORATED

                                  (UNAUDITED)

1,462,000 shares of Class A Common Stock. The Warrants can be exercised at any time over their three-year term at a price of $57.00 per share (the fair value of Digex's Class A Common Stock on the transaction commitment date). The proceeds from the offering were allocated between the Preferred Stock and the Warrants based upon their relative fair values.

     On February 16, 2000, Digex completed a public offering of 12,650,000 shares of Class A Common Stock. Digex sold 2,000,000 shares of Class A Common Stock and received net proceeds of approximately $171.7 million. Intermedia sold 10,650,000 shares of Class B Common Stock. The Class B Common Stock sold by Intermedia automatically converted into Class A Common Stock at the closing of the offering. Each share of Class B Common Stock is entitled to 10 votes while each share of Class A Common Stock is entitled to one vote. As a result, while Intermedia owns approximately 62.0% of Digex's equity interests, it controls approximately 94.2% of Digex's voting interest.

4. DEFERRED COMPENSATION

     Digex granted options to purchase 1,347,500 shares of Class A Common Stock under the Digex Long-Term Incentive Plan to certain employees of Digex at exercise prices below market value. During the three months ended March 31, 2000, Digex recorded approximately $1.4 million of deferred compensation, a separate component of stockholders' equity, to be expensed over the four-year vesting period of the options. Deferred compensation expense of approximately $1.0 million was expensed during the three month period ended March 31, 2000.

5. LOSS PER SHARE

     The following table presents the computation of basic and diluted loss per share of common stock:

                                                                THREE MONTHS ENDED
                                                                     MARCH 31,
                                                             -------------------------
                                                                2000          1999
                                                             -----------   -----------
Net loss, as reported......................................  $   (25,646)  $    (8,595)
                                                             ===========   ===========
Weighted average number of common shares...................   62,620,879    50,000,000
                                                             ===========   ===========
Loss per share:
  Basic....................................................  $     (0.41)  $     (0.17)
                                                             ===========   ===========
  Diluted..................................................  $     (0.41)  $     (0.17)
                                                             ===========   ===========

     Convertible securities were excluded in the computation of diluted loss per share because assumed conversion would be anti-dilutive.

6. RELATED PARTY AGREEMENTS

     On April 30, 1999, Digex entered into a General and Administrative Services Agreement (the "G&A Agreement") with Intermedia. Under the terms of the G&A Agreement, as amended on January 17, 2000, Intermedia provides Digex with back office and administrative services such as human resources, finance and accounting, tax services, investor relations, and information management services. The initial term of the agreement is two years, and the charge for these services was $6.0 million for the three months ended March 31, 2000.

                              DIGEX, INCORPORATED

                                  (UNAUDITED)

     Digex also entered into three two-year Network Services Agreements with Intermedia. Under the terms of these agreements, Intermedia provides Digex with east and west coast Internet transit, Internet access and managed firewall services. The charges for these services amounted to $3.2 million for the three months ended March 31, 2000.

     Digex entered into three agreements with Intermedia to sell to Intermedia certain telecommunications related assets that are purchased by Digex with the net proceeds of certain offerings of Digex securities. The assets are sold to Intermedia at Digex's cost. The proceeds from the sale of telecommunications related assets to Intermedia were approximately $27.1 million during the three months ended March 31, 2000. These proceeds were unrestricted and were used to fund Digex's operating expenses.

7. SEGMENT INFORMATION

     As a provider of managed Web site and application hosting services, Digex has one reportable operating segment. The revenue of this single segment is derived from service offerings as reported in Digex's statement of operations. Substantially all of Digex's revenue is attributable to customers in the United States. Additionally, all of Digex's assets are located within the United States.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the condensed financial statements and related notes herein, and with the Management's Discussion and Analysis of Financial Condition and Results of Operations and audited financial statements and related notes included in Digex's Form 10-K, as filed with the Commission on March 10, 2000.

OVERVIEW

     We are a leading provider of managed Web hosting services to businesses operating mission-critical, multi-functional Web sites. In addition, we provide Web hosting services to the rapidly growing number of application service providers enabling them to more efficiently deliver their application services to their customers over the Internet. We provide the computer hardware, software, network technology, and systems management necessary to provide our customers comprehensive, managed Web site hosting and application hosting solutions. We also offer related value-added services such as firewall management, stress testing and consulting services, including capacity and migration planning and database optimization. We currently provide such services to a diversified customer base consisting of over 600 customers. As of March 31, 2000, we managed 2,911 Windows NT and UNIX-based servers in our state-of-the-art data centers which are strategically positioned on the east and west coasts of the United States. We believe our singular focus on delivering mission-critical Web site and application hosting solutions has been the major contributor to our growth.

     Revenue. Our revenues consist primarily of monthly fees from our managed Web site and application hosting services. Contracts for these services are typically between one and three years in length. In addition to Web site and application hosting, we also offer enterprise services and consulting services and believe that we will begin to derive increasing amounts of revenues from the sale of these services in the future.

     Costs and Expenses. Cost and expenses include:

          - cost of operations;

          - cost of services;

          - selling, general and administrative expenses;

          - deferred compensation; and

          - depreciation and amortization expense.

     Cost of operations consist primarily of the costs for our network connectivity and firewall services. We expect our network connectivity requirements to grow in conjunction with the growth of our overall business and accordingly expect these costs to increase in the future.

     Cost of services consist primarily of facilities administration expenses including rent, maintenance and utilities to support our data centers and salaries and related benefits for our technical operations. We expect our cost of services to increase in dollar amount but to decline as a percentage of revenue due to economies of scale and expected improvements in technology and productivity.

     Selling, general and administrative expenses consist primarily of salaries and benefits for our marketing, sales and support personnel, advertising costs, consultants' fees, provision for doubtful accounts and other miscellaneous expenses. We expect selling, general and administrative expenses to increase in dollar amount and to decline as a percentage of revenue over time.

     Deferred compensation expense is recorded to amortize the resulting deferred compensation cost over the four-year vesting period of the options. Stock options were granted by Digex to certain employees at exercise prices below market value.

     Depreciation and amortization expense consists primarily of depreciation of our data centers, servers and related equipment and amortization of our intangible assets. We expect these expenses to increase due to our plans to invest significant capital to expand our data center capacity.

PLAN OF OPERATION

     We plan to expand our Web site and application hosting business by focusing on large companies which are looking to develop a presence on the Internet by both providing e-commerce business solutions to their customers and outsourcing the management of their Web sites and web-enabled business applications. In the fourth quarter of 1999, we significantly completed the expansion of our state-of-the-art data centers on the east and west coasts of the United States. We anticipate that these expanded data centers, when operating at full capacity, will support servers generating approximately $500.0 million in annualized revenue. In addition, we believe that the new data centers will place us in a stronger competitive position to successfully provide outsourced solutions of scalable Web site and application hosting solutions. We also offer value-added services, such as firewall management, stress testing, and consulting services, including capacity and migration planning and database optimization, and believe that we will derive increasing amounts of revenue from these services in the future.

RESULTS OF OPERATIONS

     The following table presents certain information derived from our Unaudited Condensed Statements of Operations for the three months ended March 31, 2000 and 1999, expressed as a percentage of revenue.

                                                               THREE MONTHS
                                                                  ENDED
                                                                MARCH 31,
                                                              --------------
                                                               2000    1999
                                                              ------   -----
Revenues:...................................................   100.0%  100.0%
Costs and expenses:
  Cost of operations........................................    14.1    17.6
  Cost of services..........................................    40.7    42.1
  Selling, general and administrative.......................    99.3    85.9
  Deferred compensation.....................................     3.6      --
  Depreciation and amortization.............................    44.9    45.9
                                                              ------   -----
          Total costs and expenses..........................   202.6   191.5
                                                              ------   -----
Loss from operations........................................  (102.6)  (91.5)
Other income (expense):
  Interest expense..........................................    (1.6)     --
  Interest and other income.................................    12.5      --
                                                              ------   -----
Net loss....................................................   (91.7)  (91.5)
                                                              ======   =====

THREE MONTHS ENDED MARCH 31, 2000 COMPARED TO THREE MONTHS ENDED MARCH 31, 1999

  Revenue

     Total revenue increased 197.8% to $28.0 million for the first quarter of 2000 compared to $9.4 million for the same period in 1999. The increase in revenue was due to new customer growth, a significant increase in the number of managed servers per customer, and a rise of monthly revenue per server. Our installed base of servers increased 122.4% to 2,911 at the end of the first quarter of 2000 from 1,309 at the end of the first quarter of 1999.

  Cost of Operations

     Cost of operations increased 138.5% to $3.9 million for the first quarter of 2000 compared to $1.7 million for the same period in 1999. The increase was due to additional network costs resulting from our expanded customer base and increase in service offerings. As a percentage of revenue, cost of operations decreased to 14.1% for the first quarter of 2000 compared to 17.6% for the same period in 1999 as a result of improved network utilization associated with the revenue improvement discussed above.

  Cost of Services

     Cost of services increased 188.4% to $11.4 million for the first quarter of 2000 compared to $4.0 million for the same period in 1999. The increase was primarily related to the increased level of operations and the expansion of two new data centers including costs related to the hiring of additional personnel in customer service, engineering, and facilities administration supporting server growth. As a percentage of revenue, total cost of services decreased to 40.7% for the first quarter of 2000 compared to 42.1% for the same period in 1999.

  Selling, General and Administrative

     Selling, general and administrative expenses increased 244.2% to $27.8 million for the first quarter of 2000 compared to $8.1 million for the same period in 1999. As a percentage of revenue, total selling, general and administrative expenses increased to 99.3% for the first quarter of 2000 compared to 85.9% for the same period in 1999 due primarily to the significant administrative requirements to support our growth strategy. Through 2000, as part of our growth strategy, we continue to build up our infrastructure to operate as a separate public company. Increases in selling, general and administrative expenses for 2000 include the costs associated with an increased employee base, advertising campaigns, back office support (including the G&A Agreement, as amended, with Intermedia), an increased provision for doubtful accounts receivable and the addition of key executive management to support the growth of the business. We expect that our growth strategy will continue to require significant sales and marketing activities, including an expansion of our sales force and further development of brand name recognition. In addition, we will continue to build our personnel base to support our growth strategy in the managed Web site and application hosting industry. As a result, we believe that our selling, general and administrative expenses will continue to increase in the future.

  Deferred Compensation

     Deferred compensation expense of approximately $1.0 million for the first quarter of 2000 resulted from stock options granted to certain employees at exercise prices below market value since July 29, 1999. We recorded approximately $13.5 million of deferred compensation in 1999 and $1.4 million in the first quarter of 2000 to be expensed over a four-year vesting period of the options.

  Depreciation and Amortization

     Depreciation and amortization expenses increased 191.4% to $12.6 million for the first quarter of 2000 compared to $4.3 million for the same period in 1999. The increase was principally due to additional servers and other facilities and equipment placed in service since March 31, 1999. We expect increases in depreciation charges though 2000 due to the continued expansion of our new data centers and due to future increased server installations.

  Interest Expense

     Interest expense of $0.4 million for the first quarter of 2000 resulted from the capital leases assigned to us by Intermedia during the second quarter of 1999. Additionally, a note payable was issued by us to a third party during the third quarter of 1999.

  Interest and Other Income

     Interest and other income of $3.5 million resulted principally from interest earned on the cash proceeds from the investment in Digex by Microsoft and a subsidiary of Compaq, and an initial and subsequent public equity offering.

  Net Loss

     Net loss before income tax benefit increased 198.4% to $25.6 million for the three months ended March 31, 2000 compared to $8.6 million for the same period in 1999. As more fully discussed above, the increased loss is attributable to growth strategy costs in excess of current period revenues.

  EBITDA Before Certain Charges

     EBITDA before certain charges, as defined below, increased 253.6% to $(15.1) million in the first quarter of 2000 compared to $(4.3) million for the same period in 1999. The change is primarily attributable to costs associated with our growth strategy. Costs associated with the administration and maintenance of our expanded data centers and increased selling, general and administrative costs will continue to represent a large portion of expenses during our planned expansion. In addition, we expect to continue to experience rapid growth in marketing and selling expenses as new customers are acquired.

     EBITDA before certain charges consists of earnings (loss) before interest expense, interest and other income, income tax benefit, deferred compensation, and depreciation and amortization. EBITDA before certain charges does not represent funds available for management's discretionary use and is not intended to represent cash flow from operations. EBITDA before certain charges should also not be construed as a substitute for operating income or a better measure of liquidity than cash flow from operating activities, which are determined in accordance with generally accepted accounting principles. This caption excludes components that are significant in understanding and assessing our results of operations and cash flows. In addition, EBITDA before certain charges is not a term defined by generally accepted accounting principles and as a result our measure of EBITDA before certain charges might not be comparable to similarly titled measures used by other companies. However, we believe that EBITDA before certain charges is relevant and useful information which is often reported and widely used by analysts, investors and other interested parties in the Web site and application hosting industry. Accordingly, we are disclosing this information to permit a more comprehensive analysis of our operating performance, as an additional meaningful measure of performance and liquidity, and to provide additional information with respect to our ability to meet future debt service, capital expenditure and working capital requirements. See the unaudited condensed financial statements and notes thereto contained elsewhere in this report for more detailed information.

LIQUIDITY AND CAPITAL RESOURCES

     Net cash used in operating activities was $28.1 million and $8.0 million during the three months ended March 31, 2000 and 1999, respectively. Net cash used for operating activities in each of these periods was primarily the result of operating losses and changes in working capital.

     Net cash used for investing activities during the three months ended March 31, 2000 and 1999 was $33.8 million and $32.0 million, respectively. Net cash used for investing activities in each of these periods was primarily the result of capital expenditures for data center infrastructure, as well as leasehold improvements, furniture and fixtures and computers and other equipment. Although we have plans to invest significantly in property and equipment, we have no material commitments for such items at this time.

     On January 12, 2000, we sold 100,000 shares of our Preferred Stock and Warrants to purchase 1,065,000 shares of Class A Common Stock to Microsoft and a subsidiary of Compaq for aggregate gross proceeds of $100.0 million, of which $85.0 million was paid in cash and $15.0 million was paid in the form of equipment credits from Compaq. The Preferred Stock has an aggregate liquidation preference of $100.0 million and is convertible into approximately 1,462,000 shares of Class A Common Stock. The Warrants can be exercised at any time over their three-year term at a price of $57.00 per share (the fair value of our Class A Common Stock on the transaction commitment date). The proceeds from the offering were allocated between the Preferred Stock and the Warrants based upon their relative fair values.

     To the extent necessary to perform our obligations under our agreement with Compaq, the proceeds from the investment by a subsidiary of Compaq will be used toward the development of a platform for the delivery of high-performance application hosting services, which will include capital expenditures and research and development expenditures. Therefore, we do not expect the proceeds of the investment by a subsidiary of Compaq to be available for general corporate purposes. We also intend to use the proceeds of the investment by Microsoft to fund this development project.

     On February 16, 2000, Digex completed a public offering of 12,650,000 shares of Class A Common Stock. We sold 2,000,000 shares of Class A Common Stock and received net proceeds of approximately

$171.7 million. Intermedia sold 10,650,000 shares of Class B Common Stock. The Class B Common Stock sold by Intermedia automatically converted into Class A Common Stock at the closing of the offering.

     The net proceeds of our public offerings and the cash proceeds of the investments by Microsoft and a subsidiary of Compaq must be used to purchase telecommunications related assets due to restrictions in Intermedia's debt instruments. Therefore, to provide for the funding of our operating expenses, we have made arrangements with Intermedia to sell to Intermedia certain telecommunications related assets that are purchased by Digex with the net proceeds of these offerings. The assets are sold to Intermedia for cash at our cost. For the three months ended March 31, 2000, we had received approximately $27.1 million from Intermedia related to the sale of telecommunications related assets. These proceeds were unrestricted and were used to fund our operating expenses. Cash payments for capital assets for the three months ended March 31, 2000 were approximately $33.8 million.

     We anticipate we will have significant cash requirements for several years as we expand our data center capacity, increase our employee base to support our expanding operations and invest in our marketing organization. In addition, we expect to invest significantly in the purchase of property and equipment and for research and development, including funding the expenses associated with our research and development alliance with Microsoft and a subsidiary of Compaq. With our recently announced London SmartCenter(SM), we expect our capital expenditures to increase due to our data center expansions in the United States and abroad. Subject to the limitations discussed under the caption "Market for Registrant's Common Equity and Related Stockholder Matters -- Use of Proceeds from a Sale of Registered Securities" on our Form 10-K for the period ended December 31, 1999 as filed with the Commission on March 10, 2000, we believe we have sufficient capital to sustain our current operations and capital expenditure plans into the first half of 2001. We intend to continue to seek funding from external sources to meet our cash needs subsequent to that time period. There can be no assurance that such funding will be available on terms satisfactory to us.

RECENT ACCOUNTING PRONOUNCEMENTS

     In December 1999, the Commission issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements." SAB 101 summarizes certain of the staff's views in applying generally accepted accounting principles to revenue recognition in financial statements and is effective for Digex in the second quarter of 2000. Digex is currently evaluating the impact that SAB 101 has on its various revenue recognition policies, including those pertaining to nonrefundable installation fees, which Digex currently recognizes as revenue upon completion of the service. Digex has not yet fully evaluated the impact of SAB 101 on its financial statements.

IMPACT OF YEAR 2000

     As of March 31, 2000, Digex has not experienced any Year 2000 related problems with its software and hardware systems, with its products, with its significant suppliers, customers and critical business partners, or with its operating environment. Accordingly, we believe that Year 2000 issues no longer pose a threat to our results of operations or financial condition.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

     The information set forth above in "Management's Discussion and Analysis of Financial Conditions and Results of Operations" includes forward-looking statements that involve numerous risks and uncertainties. Forward-looking statements can be identified by the use of forward-looking terminology such as "estimates," "projects," "anticipates," "expects," "intends," "believes," or the negative thereof or other variations thereon or comparable terminology or by discussions of strategy that involve risks and uncertainties. This report includes forward-looking statements, which could differ from actual results. See "Risk Factors" in our Form 10-K for the year ended December 31, 1999 as filed with the Commission on March 10, 2000.

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     No changes.

                           PART II. OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS

     We do not believe that there are any pending or threatened legal proceedings that, if adversely determined, would have a material adverse effect on us.

ITEM 2. CHANGES IN SECURITIES AND USE OF PROCEEDS

  Recent Sales of Unregistered Securities

     On January 12, 2000, Digex issued 50,000 shares of Preferred Stock and Warrants to purchase 532,000 shares of Class A Common Stock, with an exercise price of $57.00 per share, to Microsoft for an aggregate consideration of $50.0 million. On January 12, 2000, Digex also issued 50,000 shares of Preferred Stock and Warrants to purchase 532,500 shares of Class A Common Stock, with an exercise price of $57.00 per share, to a subsidiary of Compaq for an aggregate consideration of $50.0 million of which $35.0 million was paid in cash and $15.0 million was paid in the form of equipment credits granted to Digex. The 100,000 shares of Preferred Stock are convertible into an aggregate of approximately 1,462,000 shares of Class A Common Stock. Based on representations by the purchasers, the issuances were made in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, as a transaction by an issuer not involving a public offering.

  Use of Proceeds from a Sale of Registered Securities

     For the three months ended March 31, 2000, we used $33.8 million of the net proceeds of our initial public offering to purchase telecommunications related assets held by us and $27.1 million for the purchase of telecommunications related assets subsequently sold to Intermedia. The proceeds of the sales of assets to Intermedia were unrestricted and were used to fund our operating expenses.

ITEM 3. DEFAULTS UPON SENIOR SECURITIES

     None.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

     None.

ITEM 5. OTHER INFORMATION

     None.

ITEM 6. EXHIBITS AND REPORTS ON FORM 8-K

     (a) Exhibits

         NUMBER                                    EXHIBIT
         ------                                    -------
           3.1           -- Certificate of Incorporation of Digex, as amended.
                            Incorporated herein by reference to Digex's Form 10-Q
                            (File No. 000-26873) filed with the Commission on
                            September 13, 1999.
           3.2           -- By-laws of Digex.
           3.3           -- Certificate of Designation for the Series A Preferred
                            Stock. Incorporated by reference to Digex's registration
                            statement on Form S-1 (File No. #333-94879) filed with
                            the Commission on January 18, 2000.
           4.1           -- Warrant Agreement, dated as of January 12, 2000, among
                            Digex, Microsoft Corporation and CPQ Holdings, Inc.
                            Incorporated by reference to Digex's registration
                            statement on Form S-1 (File No. #333-94879) filed with
                            the Commission on January 18, 2000.
           4.2           -- Registration Rights Agreement, dated as of January 12,
                            2000, among Digex, Microsoft Corporation and CPQ
                            Holdings, Inc. Incorporated by reference to Digex's
                            registration statement on Form S-1 (File No. #333-94879)
                            filed with the Commission on January 18, 2000.
          27.1           -- Financial Data Schedule (For SEC Use Only).

     (b) Reports on Form 8-K

          The following reports on Form 8-K of Digex were filed during the first quarter of 2000:

          Digex filed a Current Report on Form 8-K, dated January 12, 2000, reporting under Item 5 the issuance of a press release discussing the investment of Microsoft and a subsidiary of Compaq in Digex. Digex also reported under Item 7 the filing of the press release as an exhibit to the Form 8-K.

          Digex filed a Current Report on Form 8-K, dated January 19, 2000, reporting under Item 5 the issuance of a press release discussing the appointment of Timothy M. Adams as Chief Financial Officer. Digex also reported under Item 7 the filing of the press release as an exhibit to the Form 8-K.

          Digex filed a Current Report on Form 8-K, dated February 3, 2000, reporting under Item 5 the issuance of a press release discussing Digex's fourth quarter and full year 1999 results. Digex also reported under Item 7 the filing of the press release as an exhibit to the Form 8-K.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                            DIGEX, INCORPORATED
                                               (Registrant)

                                                  /s/ TIMOTHY M. ADAMS

                                            ------------------------------------
                                                      Timothy M. Adams
                                                  Chief Financial Officer

                                                 /s/ T. SCOTT ZIMMERMAN

                                            ------------------------------------
                                                     T. Scott Zimmerman
                                               Vice President and Controller

Dated: May 12, 2000

                                                                     EXHIBIT 3.2


                                     BYLAWS

                                       OF

                               DIGEX, INCORPORATED

                     (hereinafter called the "Corporation")

                                    ARTICLE I

                                     OFFICES

         Section 1. Registered Office. The registered office of the Corporation shall be in the City of Wilmington, County of New Castle, State of Delaware.

         Section 2. Other Offices. The Corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors may from time to time determine.

                                   ARTICLE II

                             MEETING OF STOCKHOLDERS

         Section 1. Place of Meetings. Meetings of the stockholders for the election of directors or for any other purpose shall be held at such time and place, either within or without the State of Delaware as shall be designated from time to time by the Board of Directors. In the absence of any such designation, stockholders= meetings shall be held at the principal executive office of the Corporation.

         Section 2. Annual Meetings. The Annual Meetings of Stockholders shall be held each year on such date and at such time as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting. At such meetings the stockholders shall elect by a plurality vote a Board of Directors, and transact such other business as may properly be brought before the meeting.

         Section 3. Special Meetings. Unless otherwise prescribed by law or by the Certificate of Incorporation, Special Meetings of Stockholders, for any purpose or purposes, may be called by either (i) the Chairman, if there be one, or (ii) the President, (iii) any Executive Vice-President, if there be one (iv) any Vice President, if there be one, (v) the Secretary, or (vi) any Assistant Secretary, if there be one, and shall be called by any such officer at the request in writing of a majority of the Board of Directors or at the request in writing of stockholders owning a majority of the capital stock of the Corporation issued and outstanding and entitled to vote.

Section 4. Notice of Meetings. Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which notice shall state the place, date and hour of the meeting, and, in the case of a Special Meeting, the purpose or purposes for which the meeting is called. The written notice of any meeting shall be given to each stockholder entitled to vote at such meeting not less than ten nor more than sixty days before the date of the meeting. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the stockholder at this address as it appears on the records of the Corporation. Business transacted at any meeting of stockholders shall be limited to the purposes stated in the notice.

         Section 5. Quorum. Except as otherwise provided by law or by the Certificate of Incorporation, a majority of the voting power of the stock issued and outstanding and entitled to vote at any meeting of stockholders, the holders of which are present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business. A quorum, once established, shall not be broken by the withdrawal of enough votes to leave less than a quorum and the votes present may continue to transact business until adjournment. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder entitled to vote at the meeting.

         Section 6. Voting. When a quorum is present at any meeting, unless otherwise required by law, the Certificate of Incorporation or these Bylaws, any question brought before any meeting of stockholders shall be decided by the vote of the holders of a majority of the total voting power of the stock represented and entitled to vote thereat. Each stockholder shall have the number of votes for each share of stock registered in his or her name on the books of the Corporation on the record date set by the Board of Directors as provided in Article Fourth, Section A, of the Certificate of Incorporation which provides as follows: Each Class A stockholder represented at a meeting of shareholders shall be entitled to cast one vote for each share of the capital stock entitled to vote thereat held by such stockholder; Each Class B stockholder represented at a meeting of shareholders shall be entitled to cast ten votes per share of the capital stock entitled to vote thereat held by such stockholder.

         Section 7. Proxies. At each meeting of the stockholder, each stockholder having the right to vote may vote in person or may authorize another person or persons to act for him by proxy appointed by an instrument in writing subscribed by such stockholder. No proxy shall be voted on or after three years from its date, unless such proxy provides for a longer period. All proxies must be filed with the Secretary of the Corporation at the beginning of each meeting in order to be counted in any vote at the meeting. The Board of Directors, in its discretion, or the officer of the Corporation presiding at a meeting of stockholders, in his discretion, may require that any votes cast at such meeting shall be cast by written ballot.

         Section 8. Consent of Stockholders in Lieu of Meeting. Unless otherwise provided in the Certificate of Incorporation, any action required or permitted to be taken at any Annual or Special Meeting of Stockholders of the Corporation, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

         Section 9. List of Stockholders Entitled to Vote. The officer of the Corporation who has charge of the stock ledger of the Corporation shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number and class of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder of the Corporation who is present.

         Section 10. Stock Ledger. The stock ledger of the Corporation shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list required by Section 9 of this Article II or the books of the Corporation, or to vote in person or by proxy at any meeting of stockholders.

         Section 11. Business Properly Brought Before An Annual Meeting. At any annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be specified in the notice of meeting (or any supplement thereto) given by or at the direction of the board, or otherwise properly brought before the meeting by a stockholder. In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder=s notice must be delivered to or mailed and received at the principal executive offices of the Corporation, not less than 50 days nor more than 60 days prior to the annual meeting; provided, however, that in the event that less than 50 days= notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. A stockholder=s notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of the stockholder of record proposing such business, (iii) the class and number of shares of the Corporation which are beneficially owned by the stockholder, and (iv) any material interest of the stockholder in such business.

         Notwithstanding anything in the Bylaws to the contrary, no business shall be conducted at any annual meeting except in accordance with the procedures set forth in this Section 11 of this Article II provided, however, that nothing in this Section 11 of this Article II shall be deemed to preclude discussion by any stockholder of any business properly brought before the annual meeting in accordance with said procedure.

         The chairman of an annual meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of this Section 11 of this
Article II, and if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

         In addition to the provisions of this Section 11, a stockholder shall also comply with the applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder with respect to the matters set forth herein. Nothing in these Bylaws shall be deemed to affect the rights of any stockholder to request inclusion of proposals in the Corporation's proxy statement pursuant to Rule 14a-8 under the Exchange Act.

                                   ARTICLE III

                                    DIRECTORS

         Section 1. Nominations of Directors. Only persons who are nominated in accordance with the following procedures shall be eligible for election as Directors. Nominations of persons for election to the Board of the Corporation may be made at a meeting of stockholders by or at the direction of the Board of Directors, by any nominating committee or person appointed by the Board of Directors or by any stockholder of the corporation entitled to vote for the election of Directors at the meeting who complies with the notice procedures set forth in this Section 1 of this Article III. Such nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the Corporation. To be timely, a stockholder=s notice shall be delivered to or mailed and received at the principal executive offices of the Corporation not less than 50 days nor more than 60 days prior to the meeting; provided, however, that in the event that less than 50 days= notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. Such stockholder=s notice to the Secretary shall set forth: (a) as to each person whom the stockholder proposes to nominate for election or re-election as a

Director, (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of capital stock of the Corporation which are beneficially owned by the person, (iv) any other information relating to the person that is required to be disclosed in solicitations of proxies for election of Directors pursuant to Regulation 14A under the Exchange Act, and (v) any other information relating to the person that is required pursuant to any statute, or any rule or regulation of any governmental authority; and (b) as to the stockholder giving the notice (i) the name and record address of the stockholder, and (ii) the class and number of shares of capital stock of the Corporation which are beneficially owned by the stockholder. The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as a Director of the Corporation. No person shall be eligible for election as a Director of the Corporation unless nominated in accordance with the procedures set forth herein. The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedures, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

         Section 2. Number and Election of Directors. The Board of Directors shall initially be fixed by the Incorporator and thereafter from time to time by the Board of Directors. Except as provided in Section 3 of this Article, directors shall be elected by a plurality of the votes cast at Annual Meetings of Stockholders. Each directors shall serve until the next annual meeting of stockholders and until its successor is elected and qualified. Any director may be removed from office, with or without cause and only by the affirmative vote of the holders of at least 75% of the voting power of all the shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class. Any director may resign at any time upon notice to the Corporation. Directors need not be stockholders.

         Section 3. Vacancies. Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director=s successors shall have been duly elected and qualified, or until their earlier resignation or removal. No decrease in the number of directors constituting the board of directors shall shorten the term of any incumbent director.

         Section 4. Duties and Powers. The property and business of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authorities by these Bylaws expressly conferred upon them, the Board may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these Bylaws directed or required to be exercised or done by the stockholders.

         Section 5. Meetings. The Board of Directors of the Corporation may hold meetings, both regular and special, either within or without the State of Delaware. Regular meetings of the Board of Directors may be held without notice at such time and at such place as may from time to time be determined by the Board of Directors. Special meetings of the Board of Directors may be called by the Chairman, if there be one, the President, or any one (1) director. Notice thereof stating the place, date and hour of the meetings shall be given to each director either by mail not less than forty-eight (48) hours before the date of the meeting, by telephone or telegram on twenty-four (24) hours notice, or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate in the circumstances.

         Section 6. Quorum. Except as may be otherwise specifically provided by law, the Certificate of Incorporation or these Bylaws, at all meetings of the Board of Directors, a majority of the entire Board of Directors shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. If only one director is authorized, such sole director shall constitute a quorum.

         Section 7. Actions of Board. Unless otherwise provided by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all the members of the Board of Directors or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors or committee.

         Section 8. Meetings by Means of Conference Telephone. Unless otherwise provided by the Certificate of Incorporation or these Bylaws, members of the Board of Directors of the Corporation, or any committee designated by the Board of

Directors, may participate in a meeting of the Board of Directors or such committee by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting pursuant to this Section 8 shall constitute presence in person at such meeting.

         Section 9. Committees. The Board of Directors may, by resolution passed by a majority of the entire Board of Directors, designate one or more committees, each such committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of any such committee. In the absence or disqualification of a member of a committee, and in the absence of a designation by the Board of Directors of an alternate member to replace the absent or disqualified member, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any absent or disqualified member. Any committee, to the extent allowed by law and provided in the resolution establishing such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the

Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to amending the Certificate of Incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the Corporation=s property and assets, recommending to the stockholders a dissolution of the Corporation or a revocation of a dissolution, or amending the Bylaws of the Corporation; and, unless the resolution or the Certificate of Incorporation expressly so provides, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

         Section 10. Chairman of the Board of Directors. The Board of Directors in its discretion may choose a Chairman of the Board of Directors (who must be a director). The Chairman of the Board of Directors, if there be one, shall preside at all meetings of the stockholders and of the Board of Directors. The Chairman of the Board of Directors shall also perform such other duties and may exercise such other powers as from time to time may be assigned to him by these Bylaws or by the Board of Directors.

         Section 11. Compensation. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board of Directors shall have the authority to fix the compensation of directors. The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as director. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like reimbursement of expenses for attending committee meetings.

         Section 12. Interested Directors. No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose if (i) the material facts as to his or their relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or their committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (ii) the material facts as to his or their relationship or interest and as to the contract or transaction are disclosed or are known to the shareholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the shareholders; or (iii) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the Board of Directors, a committee thereof or the shareholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

         Section 13. Indemnification. (a) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys= fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

         (b) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys= fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Corporation and except that no such indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such Court of Chancery or such other court shall deem proper.

         (c) To the extent that a director, officer, employee or agent of the Corporation shall be successful on the merits or otherwise in defense of any action, suit or proceeding referred to in paragraphs (a) and (b), or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys= fees) actually and reasonably incurred by him in connection herewith.

         (d) Any indemnification under paragraphs (a) and (b) (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in paragraphs (a) and (b). Such determination shall be made (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

         (e) Expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Section 12. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

         (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other paragraphs of this Section 12 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

         (g) The Board of Directors may authorize, by a vote of a majority of a quorum of the Board of Directors, the Corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Section 12.

         (h) For the purposes of this Section 12, references to Athe Corporation@ shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

         (i) For purposes of this Section, references to Aother enterprises@ shall include employee benefit plans, references to Afines@ shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to Aserving at the request of the Corporation@ shall include service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner Anot opposed to the best interests of the Corporation@ as referred to in this Section.

         (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 12 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

                                   ARTICLE IV

                                    OFFICERS

         Section 1. General. The officers of the Corporation shall be chosen by the Board of Directors and shall be a President, a Secretary and a Treasurer. The Board of Directors, in its discretion, may also choose a Chief Operating Officer, one or more Vice-Presidents, one or more Assistant Secretaries and Assistant Treasurers, and such other officers as may be appointed in accordance with the provisions of Section 2 hereof. Any number of offices may be held by the same person, unless otherwise prohibited by law, the Certificate of Incorporation or these Bylaws. The officers of the Corporation need not be stockholders of the Corporation nor need such officers be directors of the Corporation.

         Section 2. Election. The Board of Directors, at its first meeting held after each Annual Meeting of stockholders shall elect the officers of the Corporation who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors; and all officers of the Corporation shall hold office until their successors are chosen and qualified, or until their earlier resignation or removal. Any officer elected by the

Board of Directors may be removed at any time by the affirmative vote of a majority of the Board of Directors. Any vacancy occurring in any office of the Corporation shall be filled by the Board of Directors. The salaries of all officers of the Corporation shall be fixed by the Board of Directors.

         Section 3. Voting Securities Owned by the Corporation. Powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the President or any Vice President and any such officer may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities and at any such meeting shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed if present. The Board of Directors may, by resolution, from time to time confer like powers upon any other person or persons.

         Section 4. President and Chief Executive Officer. The President shall, subject to the supervisory powers as may be given by the Board of Directors and, if there be one, the Chairman of the Board of Directors, be the Chief Executive

Officer of the Corporation and shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the Corporation and shall see that all orders and resolutions of the Board of Directors are carried into effect. He or she shall execute all bonds, mortgages, contracts and other instruments of the Corporation requiring a seal, under the seal of the Corporation, except where required or permitted by law to be otherwise signed and executed and except that the other officers of the Corporation may sign and execute documents when so authorized by these Bylaws, the Board of Directors or the President. In the absence or disability of the Chairman of the Board of Directors, or if there be none, the President shall preside at all meetings of the stockholders and the Board of Directors. The President shall also perform such other duties and may exercise such other powers as from time to time may be assigned to him or her by these Bylaws or by the Board of Directors.

         Section 5. Chief Operating Officer. The Chief Operating Officer shall have the day to day responsibility for the business operations of the Corporation, reporting to the President and subject to the control of the Board of Directors.

         Section 6. Vice-Presidents and Executive Vice-Presidents. At the request of the President or in his absence or in the event of his inability or refusal to act, the Executive

Vice-President or Executive Vice-Presidents or the Vice-President or the Vice-Presidents if there is more than one (in the order designated by the Board of Directors) shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. Each Executive Vice-President or Vice-President shall perform such other duties and have such other powers as the Board of Directors from time to time may prescribe. If there be no Executive Vice-President or Vice-President, the Board of Directors shall designate the officer of the Corporation who, in the absence of the President or in the event of the inability or refusal of the President to act, shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President.

         Section 7. Secretary. The Secretary shall attend all meetings of the Board of Directors and all meetings of stockholders and record all the proceedings thereat in a book or books to be kept for that purpose; the Secretary shall also perform like duties for the standing committees when required. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or President, under whose supervision he shall be. If the Secretary shall be unable or shall refuse to cause to be given notice of all meetings of the stockholders and special meetings of the Board of Directors, and if there be no Assistant Secretary, then either the Board of Directors or the President may choose another officer to cause such notice to be given. The Secretary shall have custody of the seal of the Corporation and the Secretary or any Assistant Secretary, if there be one, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by the signature of the Secretary or by the signature of any such Assistant Secretary. The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing by his signature. The Secretary shall see that all books, reports, statements, certificates and other documents and records required by law to be kept or filed are properly kept or filed, as the case may be.

         Section 8. Treasurer. The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the President and the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all his transactions as Treasurer and of the financial condition of the Corporation. If required by the Board of Directors, the Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his office and for the restoration to the Corporation, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the Corporation.

         Section 9. Assistant Secretaries. Except as may be otherwise provided in these Bylaws, Assistant Secretaries, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the President, any Vice-President, if there be one, or the Secretary, and in the absence of the Secretary or in the event of his disability or refusal to act, shall perform the duties of the Secretary, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Secretary.

         Section 10. Assistant Treasurers. Assistant Treasurers, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the President, any Vice-President, if there be one, or the Treasurer, and in the absence of the Treasurer or in the event of his disability or refusal to act, shall perform the duties of the Treasurer, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Treasurer. If required by the Board of Directors, an Assistant Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his office and for the restoration to the Corporation, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the Corporation.

         Section 11. Other Officers. Such other officers as the Board of Directors may choose shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors. The Board of Directors may delegate to any other officer of the Corporation the power to choose such other officers and to prescribe their respective duties and powers.

                                    ARTICLE V

                                      STOCK

         Section 1. Form of Certificates. Every holder of stock in the Corporation shall be entitled to have a certificate signed, in the name of the Corporation (i) by the President or a Vice-President and (ii) by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation, certifying the number of shares owned by him in the Corporation.

         Section 2. Signatures. Where a certificate is countersigned by (i) a transfer agent other than the Corporation or its employee, or (ii) a registrar other than the Corporation or its employee, any other signature on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.

         Section 3. Lost Certificates. The Board of Directors may direct a new certificate to be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate, or his legal representative, to advertise the same in such manner as the Board of Directors shall require and/or to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

         Section 4. Transfers. Stock of the Corporation shall be transferable in the manner prescribed by law and in these Bylaws. Transfers of stock shall be made on the books of the Corporation only by the person named in the certificate or by his attorney lawfully constituted in writing and upon the surrender of the certificate therefor, which shall be canceled before a new certificate shall be issued.

         Section 5. Record Date. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than sixty days nor less than ten days before the date of such meeting, nor more than sixty days prior to any other action. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

         Section 6. Beneficial Owners. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares of the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by law.

                                   ARTICLE VI

                                     NOTICES

         Section 1. Notices. Whenever written notice is required by law, the Certificate of Incorporation or these Bylaws, to be given to any director, member of a committee or stockholder, such notice may be given by mail, addressed to such director, member of a committee or stockholder, at his address as it appears on the records of the Corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail. Written notice may also be given personally or by telegram, telex, facsimile or cable and shall be deemed to be given at the time of receipt thereof if given personally or at the time of transmission if sent by telegram, telex, facsimile or cable.

         Section 2. Waivers of Notice. Whenever any notice is required by law, the Certificate of Incorporation or these Bylaws, to be given to any director, member of a committee or stockholder, a waiver thereof in writing, signed, by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

                                   ARTICLE VII

                               GENERAL PROVISIONS

         Section 1. Dividends. Dividends upon the capital stock of the Corporation, subject to the provisions of the Certificate of Incorporation, if any, may be declared by the Board of Directors at any regular or special meeting, and may be paid in cash, in property, or in shares of the capital stock. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, deems proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for any proper purpose, and the Board of Directors may modify or abolish any such reserve.

         Section 2. Disbursements. All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.

         Section 3. Fiscal Year. The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors.

         Section 4. Corporate Seal. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words "Corporate Seal, Delaware." The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

                                  ARTICLE VIII

                                   AMENDMENTS

         Section 1. These Bylaws may be altered, amended or repealed, in whole or in part, or new Bylaws may be adopted by the stockholders or by the Board of Directors, provided, however, that notice of such alteration, amendment, repeal or adoption of new Bylaws be contained in the notice of such meeting of stockholders or Board of Directors, as the case may be. All such amendments must be approved by either the holders of a majority of the outstanding capital stock entitled to vote thereon or by a majority of the entire Board of Directors then in office.

         Section 2. Entire Board of Directors. As used in this Article VIII and in these Bylaws generally, the term "entire Board of Directors" means the total number of directors which the Corporation would have if there were no vacancies.

                            CERTIFICATE OF SECRETARY

         I, the undersigned, do hereby certify:

         That I am the duly elected and acting Secretary of Digex, Incorporated, a Delaware corporation; and

         That the foregoing Bylaws, comprising 36 pages, constitute the Bylaws of said Corporation as duly approved and adopted by the Board of Directors of said Corporation as of April 26, 1999.

         IN WITNESS WHEREOF, I have here unto subscribed my name this 26 day of April, 1999.

                                             /s/ ROBERT B. PATRICK

                                             Name:  Robert B. Patrick
                                             Title: Secretary

[ARTICLE] 5
[LEGEND]
THIS SCHEDULE CONTAINS SUMMARY FINANCIAL INFORMATION EXTRACTED FROM THE CONDENSED FINANCIAL STATEMENTS AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 2000 AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH FORM 10-Q. [/LEGEND]
[MULTIPLIER] 1,000

[PERIOD-TYPE]                   3-MOS
[FISCAL-YEAR-END]                          DEC-31-2000
[PERIOD-START]                             JAN-01-2000
[PERIOD-END]                               MAR-31-2000
[CASH]                                         283,340
[SECURITIES]                                         0
[RECEIVABLES]                                   26,240
[ALLOWANCES]                                     3,234
[INVENTORY]                                          0
[CURRENT-ASSETS]                               308,427
[PP&E]                                         270,705
[DEPRECIATION]                                  42,681
[TOTAL-ASSETS]                                 563,355
[CURRENT-LIABILITIES]                           24,290
[BONDS]                                         20,540
[PREFERRED-MANDATORY]                                0
[PREFERRED]                                          1
[COMMON]                                           635
[OTHER-SE]                                     521,620
[TOTAL-LIABILITY-AND-EQUITY]                   563,355
[SALES]                                              0
[TOTAL-REVENUES]                                27,974
[CGS]                                                0
[TOTAL-COSTS]                                   15,336
[OTHER-EXPENSES]                                     0
[LOSS-PROVISION]                                 1,990
[INTEREST-EXPENSE]                                 443
[INCOME-PRETAX]                               (25,646)
[INCOME-TAX]                                         0
[INCOME-CONTINUING]                           (25,646)
[DISCONTINUED]                                       0
[EXTRAORDINARY]                                      0
[CHANGES]                                            0
[NET-INCOME]                                  (25,646)
[EPS-BASIC]                                     (0.41)
[EPS-DILUTED]                                   (0.41)